UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 27, 2008

WALTER INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13711	13-3429953
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

4211 W. Boy Scout Boulevard, Tampa, Florida	33607
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (813) 871-4811

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13-4(c))

Item 5.02.                              Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements with Certain Officers.

On February 27, 2008, the Compensation and Human Resources Committee (the “Committee”) of the Board of Directors of Walter Industries, Inc. (the “Company”) approved annual cash incentive awards for 2007 to be paid to certain key employees of the Company, including its named executive officers, under the Company’s Executive Incentive Plan.

In 2007, annual incentive opportunities for Messrs. Patrick, Troy and Richmond were established as a percentage of base salary, with 80% of the potential incentive opportunity determined by financial goals and 20% of the potential incentive opportunity determined by specific individual goals.  Minimum financial thresholds must be achieved for the portion attributable to the participant’s individual goals to be payable. Payouts under the plan range from a minimum of 0% to 200% of the target incentive award.

With respect to financial goals, the potential incentive opportunities for corporate executive officers and key employees, including Messrs. Patrick and Troy were based on 50% consolidated earnings before interest and taxes and 50% on consolidated return on net assets. With the exception of executive officers of the Financing and Homebuilding business, all subsidiary executive officers and key employees, including Mr. Richmond, had potential incentive opportunities with respect to financial goals based on: 18.75% on consolidated earnings before taxes, 31.25% on subsidiary operating income, 12.5% on safety and 37.5% on subsidiary return on net assets. For 2008, the Committee modified the structure of the annual incentive compensation opportunities for corporate executive officers and key employees to provide 80% of the potential incentive opportunity determined by financial goals (50% based on consolidated net income and 50% based on consolidated return on net assets) and 20% of the potential incentive opportunity determined by specific individual goals.  The Committee also modified the structure of the annual incentive compensation opportunities for all executive officers and key employees of the Company’s subsidiaries, with the exception of the Financing and Homebuilding business, to provide for 85% of the potential incentive opportunity determined by financial goals (35.30% subsidiary earnings before taxes, 17.65% subsidiary return on net assets, 29.40% on production and 17.65% on safety) and 15% of the potential incentive opportunity determined by specific individual goals.

Annual incentive opportunities for executive officers and key employees of the Company’s Financing and Homebuilding business, including Messrs. O’Brien and Cauthen, were established in 2007 under an economic profit based plan. To arrive at economic profit, cost of capital is deducted from operating income. In 2007 cost of capital was 15% of invested capital. Under this plan, no payouts are made unless operating income exceeds cost of capital. Invested capital includes inventory, property, the net economic investment in notes and loans, cash and short-term investments, less current and long-term liabilities. Target incentives are established as a percentage of base salary, with the plan designed such that whenever higher economic profit is achieved, bonus is paid at an increasing percent of base salary. The award pool under this plan is earned by executive officers and key employees at 20% of economic profits for homebuilding, 10% of economic profits for financing and 5% of economic profits for JWH Holding Company. No changes to the annual incentive opportunities for executive officers and key employees of the Company’s Financing and Homebuilding business were made for fiscal 2008.

On February 27, 2008, the Committee also approved 2008 annual base salary for certain named executive officers effective March 1, 2008. The annual incentive awards paid to the named executive officers for fiscal year 2007, base salary for the named executive officers for 2008 and annual incentive targets as a percentage of base salary for 2008 are as set forth below:

Name and Principal Position	2007 Incentive Award	2008 Base Salary	2008 Annual Target Bonus as % Salary

Victor P. Patrick, Vice Chairman, Chief Financial Officer, General Counsel and Director	$ 263,983	$ 425,000	80%

Joseph J. Troy, Executive VP Structured Finance JWH Holding Company, LLC and former Chief Financial Officer	$ 224,553	$ 352,240	60%

George R. Richmond, CEO, Jim Walter Resources, Inc. and Director	$ 322,727	$ 500,000	100%

Mark J. O’Brien, Chairman and CEO, JWH Holding Company, LLC and Director	$ 304,855	$161,150	100%

Charles E. Cauthen, Chief Financial Officer, JWH Holding Company, LLC and President, Walter Mortgage Company	$285,114	$337,025	60%

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WALTER INDUSTRIES, INC.

By:	/s/ Catherine C. Bona
Title:	Catherine C. Bona
Vice President, Asst. General Counsel
and Secretary

Date: March 4, 2008